Press Release

CONTACTS:
Annie Leschin	Tom Liguori, EVP & CFO
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6555	970.407.6570
ir@aei.com	tom.liguori@aei.com

Advanced Energy to Wind Down Solar Inverter Business to Focus on Precision Power Business

Fort Collins, Colo., June 29, 2015 - Advanced Energy Industries, Inc. (NASDAQ: AEIS), a leader in precision power conversion, today announced that it has made a strategic decision to focus solely on its Precision Power business and wind down its Solar Inverter business, which is operated under AE Solar Energy Inc., AEI Power GmbH and their subsidiaries.
"Following on the heels of a strong 2014 and first quarter 2015 in Precision Power that reinforced the strength of our business model, and after an extensive strategic process over the last six months, we concluded that focusing solely on our Precision Power business, and exiting the Solar Inverter business aligns with our long-term goal of maximizing value for our shareholders,” said Yuval Wasserman, President and CEO of Advanced Energy.
Advanced Energy expects to record a pre-tax charge of approximately $260 million to $290 million related to the wind down of the Solar Inverter business operations, the majority of which will be recorded in the second quarter of 2015. Of this write down, approximately $150 million relates to the impairment of goodwill and intangibles, $45 million to $75 million to the write down of inventory, fixed and other assets, $15 million for employee termination cost, $10 million for tax valuation allowances and the remaining $40 million for other costs to exit the business. Cash costs for severance and other expenses related to this decision are expected to range from $30 million to $45 million of which we expect $20 million to $30 million will be in 2015 with the remainder in subsequent years. These costs will be recorded as impairment and restructuring charges on the company’s income statement. The company plans to fund the cash costs through internally generated funds.
Over the past six months the company has engaged in a rigorous process exploring and evaluating various strategic alternatives for the Solar Inverter business, including a potential sale, joint venture, partnership, spin-off, licensing and other alternatives. To date, strategic discussions with third parties regarding the sale of the entire business have not provided sufficient value and terms that were in the best interest of our shareholders, customers, employees and partners. Therefore, the company has made the decision to wind down the Solar Inverter business.

The company anticipates an orderly wind down of the Solar Inverter business, with AE Solar Energy Inc., AEI Power GmbH and their subsidiaries supporting their customers, the installed base and fulfilling customer purchase orders on hand.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power conversion solutions. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
Please refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Forward-Looking Statements
The company's statements regarding the anticipated financial impact of the wind down of the Solar Inverter business and other statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such forward-looking statements include statements which may be preceded by the words "plan," "will," "expect," “anticipate” or similar words. Risks and uncertainties that could cause or contribute to such differences include, but are not limited to: (a) potential decreases in customer orders and sales and disruptions in operations, supplier relationships and employee relations given the decision to wind down the Solar Inverter business, (b) the company’s ability to identify and execute upon a sale of the assets (if any) of the Solar Inverter business, (c) unanticipated developments that may prevent or delay wind down or sale activities, (d) the quarter-end financial close process which may result in material adjustments from our expectations stated in this press release, (e) other facts we discover that would require us to record additional charges that may be materially different from our expectations stated in the press release, (f) the company’s ability to realize on its plan to avoid costs as it winds down the Solar Inverter business, (g) the accuracy of the company's estimates and assumptions on which its financial statement projections are based, including estimates and assumptions related to the wind down of the Solar Inverter business, (h) the effects of global macroeconomic conditions upon demand for our products; (i) the impact of price changes resulting from a variety of factors; (j) the timing of orders received from customers; (k) the company's ability to realize benefits from cost improvement efforts including avoided costs, restructuring plans and inorganic growth; (l) the company's ability to obtain materials and manufacture products; and (m) unanticipated changes to management's estimates, reserves or allowances. These and other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release. The company is not updating guidance previously provided. The Solar Inverter business is solely operated by and under AE Solar Energy Inc., AEI Power GmbH and their subsidiaries.

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